EXHIBIT 14.1

SAFEGUARD SCIENTIFICS, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

I.	Background - Administration

The reputation and integrity of Safeguard Scientifics, Inc. (“Company”) is a valuable asset that is vital to our success.

Each Company employee, including each of the Company’s officers, and each Company director is responsible for conducting the Company’s business in a manner that demonstrates a commitment to the highest standards of integrity. This Code of Business Conduct and Ethics (“Code”), which applies to all directors, officers and employees of the Company (collectively referred to as “Company Personnel”), has been adopted to help Company Personnel meet these standards. Specifically, the purpose of this Code is to:

•	encourage among Company Personnel a culture of honesty, accountability and mutual respect;

•	provide guidance to help Company Personnel recognize and deal with ethical issues; and

•	provide mechanisms for Company Personnel to report unethical conduct.

While this Code is designed to provide helpful guidelines, it is not intended to address every specific situation. Nevertheless, in every instance, we require that Company Personnel act honestly, fairly and with a view towards “doing the right thing.”

The Safeguard Scientifics, Inc. Board of Directors (“Safeguard Board”) is ultimately responsible for oversight of the Code. The Safeguard Board has designated G. Matthew Barnard, or his successor, to be the compliance officer (the “Compliance Officer”) for the implementation and administration of the Code. Company Personnel should feel free to direct questions concerning this Code to the Compliance Officer:

Safeguard Scientifics, Inc.
Attention: Compliance Officer
One Radnor Corp. Ctr, Suite 110
100 Matsonford Rd.
Radnor, PA 19087
e-mail address: complianceofficer@safeguard.com

II.	Overview

It is the policy of the Company to: (a) comply with all applicable governmental laws, rules and regulations; (b) expect that all Company Personnel at all times observe honest and ethical conduct in the performance of their responsibilities, including the avoidance of conflicts of interest; (c) expect all Company Personnel to treat others with dignity, including other employees, shareholders, customers and vendors; and (d) encourage and support internal disclosure of any violation of this Code for appropriate action.

The Code governs the business-related conduct of all Company Personnel, including, but not limited to, the chief executive officer, chief financial officer and all other officers of Safeguard. Directors of the Company who are not employees are subject to this Code only as it relates to their capacities as directors.

III.	Compliance With Law

A variety of laws apply to the Company and its operations. Company Personnel are expected to comply with all such laws, as well as rules and regulations adopted under such laws. Examples of criminal violations under these laws include:

1

•	stealing, embezzling or misapplying corporate or bank funds;

•	using threats, physical force or other unauthorized means to collect money;

•	making false entries in the books and records of the Company, or engaging in any conduct that results in the making of such false entries;

•	making a payment for an express purpose on the Company’s behalf to an individual who intends to use it for a different purpose;

•	utilizing the Company’s funds or other assets or services to make a political contribution or expenditure; and

•
making payments, whether corporate or personal, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials or businesses in connection with any of the Company’s activities.

The Company must and will report all suspected criminal violations to the appropriate authorities for possible prosecution and will investigate, address and report to governmental or other authorities, as appropriate, non-criminal violations.

IV.	Conflicts of Interest

Company Personnel are expected to make or participate in business decisions and actions in the course of their service to the Company based on the best interests of the Company as a whole, and not based on personal relationships or personal benefits. A conflict of interest, which can occur or appear to occur in a wide variety of situations, can compromise the business ethics of Company Personnel. Generally speaking, a conflict of interest occurs when the personal interest of Company Personnel or members of their immediate family interferes with, or has the potential to interfere with, the interests or business of the Company. For example, a conflict of interest may occur where Company Personnel or a family member receives a gift, a unique advantage, or an improper personal benefit as a result of the Company Personnel’s position at the Company. A conflict of interest could make it difficult for such person to perform corporate duties objectively and effectively because he or she is involved in a competing interest. The following is a discussion of certain common areas that raise conflict of interest issues. However, a conflict of interest can occur in a variety of situations. Company Personnel must be alert to recognize any situation that may raise conflict of interest issues and must disclose to the Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest with the Company.

Outside Activities/Employment - Any outside activity must not significantly encroach on the time and attention Company Personnel devote to their corporate duties and must not adversely affect the quality or quantity of their work. In addition, Company Personnel may not make use of corporate equipment, facilities or supplies for, or imply (without the Company’s approval) the Company’s sponsorship or endorsement of, any outside activity, and under no circumstances are Company Personnel permitted to take for themselves or their family members business opportunities that are discovered or made available by virtue of their positions at the Company. Moreover, unless the Audit Committee of the Company’s Board of Directors shall have approved or ratified a particular transaction or situation in accordance with the Company’s Statement of Policy with Respect to Related Party Transactions, Company Personnel may not (i) have any financial or economic interest in (a) any entity that is, or to such person’s knowledge may become, a vendor to, or a customer or competitor of, the Company or any of its partner companies; or (b) any entity that otherwise has or may have a relationship with, or might expect financial or other support from, the Company (including, but not limited to, any of its partner companies) or a partner company; or (ii) provide services to or perform services for the benefit of any such entity, other than services performed at the request of or on behalf of the Company. For purposes of clarity and consistency, the preceding sentence shall be interpreted to include the purchase or other acquisition by any Company Personnel of any financial or economic interest in a partner company or proposed partner company of the Company, whether directly or through a public market transaction, or otherwise. Company employees are prohibited from taking part in any outside employment without Safeguard’s prior written approval.

1

Notwithstanding the foregoing, other than relating to a partner company of the Company, Company Personnel generally may have (i) a passive investment in up to five percent of the total outstanding shares of an entity that is listed on a national or international exchange, the OTC Bulletin Board or a similar quotation service or (ii) a limited partnership interest in a private equity, venture capital or similar fund constituting less than five percent of such fund’s committed capital, provided that the investment is not so large financially either in absolute dollars or as a percentage of the person’s total net worth that it creates the appearance of a conflict of interest.

Directors of the Company who are not employees of the Company must be sensitive to situations in which they may be associated with, or have business or financial interests in, corporations or other business entities that, from time to time, have business dealings with the Company or which may compete with the Company. While these relationships and interests are not prohibited, they should be avoided where reasonably practicable. Any Company director who becomes engaged in such a relationship or interest must promptly bring it to the attention of the Chairperson of the Safeguard Board. The Chairperson shall promptly refer such matter to the full Safeguard Board or an appropriately authorized committee of the Safeguard Board for consideration and appropriate disposition. If a conflict cannot be avoided, it must be managed in an ethical and responsible manner.

Civic/Political Activities - Company Personnel are encouraged to participate in civic, charitable or political activities so long as such participation does not encroach on the time and attention they are expected to devote to their Company-related duties. Such activities are to be conducted in a manner that does not involve the Company or its assets or facilities and does not create an appearance of the Company’s sponsorship or endorsement.

Inventions, Books and Publications - Company employees must receive written permission from the Compliance Officer before developing, outside of the Company, any products, software or intellectual property that may be related to the Company’s current or potential business.

Proper Payments - Company Personnel shall pay for and receive only that which is proper. Company Personnel must not make or promise payments to influence another’s acts or decisions, and Company employees must not give gifts beyond those extended in normal business.

Gifts - Company Personnel and members of their families must not give or receive valuable gifts (including gifts of equipment or money, discounts, or favored personal treatment) to or from any person associated with Safeguard’s vendors or customers. Acceptance of a gift in the nature of a memento, such as a conference gift or other inconsequential gift valued at less than five hundred dollars ($500), is permitted. Engaging in normal, occasional business-related entertainment, such as meals or the use of sporting, theatrical or other public event tickets, is permissible with the understanding that it is expected that Company Personnel will exercise sound judgment in reliance on this exception so as to avoid any situation that may otherwise be subject to question.

Loans to Directors and Employees - The Company will not make loans or extend credit guarantees to or for the personal benefit of directors and executive officers except as permitted by law and the listing standards of any exchange or quotation system on which the Company’s common stock is listed. Loans or guarantees may be extended to other employees only with the Company’s approval.

Insider Trading - Company Personnel are prohibited from trading in securities while in possession of material, nonpublic information. Among other things, trading while in possession of material, nonpublic information can subject the person to criminal or civil penalties. The Company has adopted a Statement of Company Policy for Insider Trading and Disclosure and requires all Company Personnel to sign a statement acknowledging that they have read, understand and will comply with the policies set forth therein.

V.	Fair Dealing

Company Personnel shall deal fairly and in good faith with each other and the Company’s customers, suppliers, regulators, business partners and others. Company Personnel may not take unfair advantage of anyone through manipulation, misrepresentation, inappropriate threats, fraud, abuse of confidential information or other related conduct.

1

VI.	Proper Use of Company Assets

As a general rule, Company assets, including facilities, equipment, materials, supplies, time, information, intellectual property, software, and other assets owned or leased by the Company, or that are otherwise in the Company’s possession, may be used only for legitimate business purposes. However, the Company makes an exception for incidental personal use (e.g., telephone calls to a friend or family member, sending a personal e-mail message, accessing the Web, etc.) provided that such incidental personal use is legal, ethical, appropriate and does not interfere with the conscientious performance of an employee's duties.

VII.	Delegation of Authority

Company Personnel, and particularly each of the Company’s officers and other managerial employees, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope and includes appropriate and continuous monitoring.

VIII.	Handling Confidential Information

Company Personnel have an obligation to protect and keep confidential all nonpublic information related to the Company (“Confidential Information”) unless and until its disclosure is approved by the Company and one full business day has passed following its disclosure by the Company in publicly filed SEC reports, press releases, external website, other institutionalized methods of electronic communication, or where disclosure is otherwise mandated by law or regulation. Confidential Information includes all nonpublic information entrusted to or obtained by Company Personnel by virtue of their affiliation with or employment by the Company or their service on the Company’s Board of Directors. Confidential Information includes but is not limited to information relating to:

•	the Company’s strategy, business, finances, prospects, plans, and operations;

•	proposed mergers, acquisitions, divestitures, new business ventures, opportunities, partnerships or agreements;

•	news of a pending initial or secondary public offering of securities, other public or private sales of securities, stock splits or tender offers;

•	products, orders, contracts, customers, vendors or competitors;

•	employee records;

•	the proceedings, discussions and deliberations of the Board and its committees;

•	discussions relating to the Company by and among employees, officers and directors; and

•	third party confidential and proprietary information that has been provided to the Company and which the Company is under an obligation to maintain as confidential.

In addition, Company Personnel must safeguard proprietary information, which includes information that is not generally known to the public and has commercial value in the Company’s business. Proprietary information includes, among other things, software programs, source and object codes, trade secrets, ideas, techniques, inventions (whether patentable or not) and other information relating to designs, algorithms and research. It also includes information relating to marketing, pricing, customers, and terms of compensation for Company Personnel. The obligation to safeguard proprietary information continues even after employment or service with the Company ends.

1

Please keep in mind the following guidelines in order to protect Confidential Information:

•	Do not discuss Confidential Information in public places.

•	Do not forward Confidential Information or proprietary information to non-Company email accounts.

•
Beware of informal telephone or email requests from outsiders requesting information (including but not limited to requests for comments on expected financial performance, information about current or former employees, or requests from the media).

The Company’s Statement of Company Policy on Insider Trading and Disclosure contains additional information concerning confidentiality obligations for Company Personnel.

IX.	Public Disclosures

As a public company, the Company must ensure that its filings and submissions with the SEC and other public communications provide full, fair, timely, accurate and understandable disclosure. Company Personnel engaged in the preparation of these filings, submissions and communications (“Public Disclosure Personnel”) must endeavor to ensure that the Company’s filings, submissions, and communications meet these objectives. Depending on their duties and responsibilities, other employees may be called upon to provide information to assure that the Company’s reports are complete, fair and understandable. To this end, all transactions affecting assets, liabilities, stockholders’ equity, revenues and expenses must be recorded on a timely basis in detailed journals and must be traceable through the general ledger and resulting financial statements. Accounting and financial reporting practices must be fair and proper, in accordance with generally accepted accounting principles.

Company Personnel are expected to take this responsibility very seriously. Company Personnel are prohibited from (i) directly or indirectly taking any action to influence, coerce, manipulate or mislead the Company’s independent registered public accounting firm in the performance of an audit of the Company’s financial statements for the purpose of rendering the Company’s financial statements materially misleading; (ii) altering, mutilating or concealing a record, document or other object, or attempting to do so with intent to impair the object’s integrity or availability for use in an official proceeding; and (iii) using Company funds for any purpose other than as described in the documents supporting the disbursement.

If requested by Public Disclosure Personnel to provide information for use in such filings, submissions or communications, Company Personnel will provide, as promptly as practicable, accurate, understandable and complete information on a timely basis.

Complaints or concerns regarding accounting, internal accounting controls or audit matters must be reported to the Compliance Officer, to the Audit Committee of the Safeguard Board or through our external reporting system, MySafeWorkplace, as indicated in Article X of this Code. Company Personnel may choose to submit such complaints or concerns anonymously. However, we encourage Company Personnel to supply contact information with their submission to facilitate follow-up, clarification and assistance with any investigation, if necessary.

Special Ethics Guidelines for the Chief Executive Officer and Employees with Financial Reporting Responsibilities

The Chief Executive Officer and employees with financial reporting responsibilities bear a special responsibility for promoting integrity throughout the organization and have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the Company as a whole that ensures the fair and timely reporting of Company financial results and condition, as well as other information required by SEC regulations. Because of this special role, the Chief Executive Officer and employees with financial reporting responsibilities are bound by the following additional specific policies.

The Chief Executive Officer and employees with financial reporting responsibilities shall:

1

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•
Provide to the Company’s other employees, consultants and advisors who are engaged in filing reports and documents with the SEC (“SEC Reports”) or in disseminating other public communications such as press releases, information that is accurate, complete, relevant, timely and understandable.

•	Endeavor to ensure full, fair, timely, accurate and understandable disclosure in SEC Reports.

•	Comply with laws, rules and regulations of federal, state and local governments, and appropriate self-regulatory organizations.

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

•	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose.

•	Refrain from using Confidential Information acquired in the course of employment for personal advantage.

•	Proactively promote and be an example of ethical behavior as a responsible partner among peers in the work environment.

•	Endeavor to ensure responsible use of and control over all assets and resources employed or entrusted.

•	Record or participate in the recording of entries in the Company’s books and records that are accurate to the best of his or her knowledge.

Promptly report to the Compliance Officer, the Audit Committee of the Safeguard Board, or through our external reporting system, MySafeWorkplace, any conduct that he or she believes to be a violation of law or business ethics or of any provision of this Code, including any transaction or relationship that reasonably could be expected to give rise to such a violation.

Violations of these Special Ethics Guidelines for the Chief Executive Officer and employees with financial reporting responsibilities, including failures to report violations or suspected violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment.

X.	Report of Violations

Administration - General Policy Regarding Report of Violations - Company Personnel who observe, learn of, or, in good faith, suspect a violation of the Code must immediately report the violation or suspected violation either to his or her immediate supervisor (who in turn is responsible for informing the Compliance Officer of such report) or to the Compliance Officer. Complaints or concerns regarding accounting, internal accounting controls or audit matters, must be reported to the Compliance Officer, to the Audit Committee of the Safeguard Board or through our external reporting system, MySafeWorkplace, as indicated in this Article X. You may be subject to disciplinary action, including termination of employment, for failure to do so.

1

Complaint Procedure

•	Notification of Complaint

•	To report a violation, suspected violation, complaint or concern to the Compliance Officer, provide the report to the following address or e-mail address:

Safeguard Scientifics, Inc.
Attention: Compliance Officer
One Radnor Corp. Ctr, Suite 110
100 Matsonford Rd.
Radnor, PA 19087
e-mail address: complianceofficer@safeguard.com

•	To report a violation, suspected violation, complaint or concern to the Audit Committee of the Safeguard Board, provide the report to the following address:

Safeguard Scientifics, Inc.
Attention: Audit Committee - CONFIDENTIAL
c/o Corporate Secretary
One Radnor Corp. Ctr, Suite 110
100 Matsonford Rd.
Radnor, PA 19087

•
If Company Personnel are not comfortable using the procedures and protocols outlined above, they can report a violation, suspected violation, complaint or concern by providing a report via our external, anonymous and confidential reporting system, MySafeWorkplace. Such report should be provided using the following internet address or telephone number:

Via Internet:    www.MySafeWorkplace.com
Via telephone:    800-461-9330

•	Whenever practical, the complaint should be made in writing.

•
You may choose to submit violations, suspected violations, complaints or concerns anonymously. However, we encourage Company Personnel to supply contact information with their submission to facilitate follow-up, clarification and assistance with any investigation, if necessary. Confidentiality is respected and an individual’s identity will only be shared on a “need-to-know” basis.

•	Nothing in this Code prevents Company Personnel from reporting violations or suspected violations of law to relevant government authorities.

1

•	Investigation and Corrective Action

Reports of violations, suspected violations, complaints or concerns will promptly be investigated under the supervision of the Compliance Officer or, where appropriate, the Audit Committee of the Safeguard Board. Company Personnel are required to cooperate fully in such investigations and to provide truthful, complete and accurate information. The investigation will be handled as discreetly as reasonably possible, allowing for a fair investigation and any necessary corrective action. Appropriate corrective action will be taken whenever a violation of this Code is determined to have occurred. Depending on the nature of the violation, the offending individual can be subject to disciplinary action, which may include termination of employment. In addition, anyone who interferes with an investigation, or provides information in an investigation that the individual knows to be untrue or inaccurate, will be subject to disciplinary action, which may include termination of employment. Any employee who submits a complaint or concern relating to the handling of accounting, internal accounting controls or audit matters in good faith should have no fear of dismissal or retaliation of any kind. Retaliation against employees who, for lawful purposes, file a complaint or participate in an investigation is strictly prohibited.

The Audit Committee of the Safeguard Board will be responsible for the acceptance, investigation and management of reports of suspected violations of this Code by the Chief Executive Officer, the Compliance Officer and employees with financial reporting responsibilities and complaints or concerns regarding accounting, internal accounting controls or audit matters.

The Company’s Compliance Officer will be responsible for the acceptance, investigation and management of reports by attorneys regarding material violations of securities laws, fiduciary duties or similar laws.

•	Confidentiality

Except as may be required by law or by the requirements of the resulting investigation or the corrective action, all notices, reports and information received under this process will be treated in a confidential manner. Every reasonable effort will be made to handle the matter with discretion and to protect the identity of those who make reports as well as those who are being investigated. However, the Compliance Officer regularly will report to the Audit Committee of the Safeguard Board any violations that have been reported. Further, if necessary to conduct a proper review or to comply with legal requirements, the Audit Committee of the Safeguard Board, the Company’s independent registered public accounting firm or others may become involved in the review process. Also, as noted above, the Company must and will report all suspected criminal violations to the appropriate authorities for possible prosecution and will investigate, address and report to governmental or other authorities, as appropriate, non-criminal violations.

XI.	Protection Against Retaliation

Policy - The Company prohibits any form of retaliation against employees who, for lawful purposes, report to the Company any conduct or activity that may violate this Code, any law or regulation applicable to the Company, or any other suspected improper, unethical or illegal conduct or activities by anyone at the Company. The Company also prohibits any form of retaliation against employees who provide information, cause information to be provided, or assist in an investigation conducted by the Company or any governmental body regarding a possible violation of any law or regulation relating to fraud, any labor law, or any rule or regulation of the SEC, or who file, cause to be filed, or assist, participate or give testimony in any proceeding relating to an alleged violation of any such law, rule or regulation.

Management Responsibility - All Company officers and other managerial employees are responsible for ensuring adherence to this Code. In addition, each Company officer and managerial employee is responsible for communicating this Code to employees under his or her supervision and for supporting programs and practices designed to develop understanding of, commitment to and compliance with this Code. In the event that any Company officer, other managerial employee or supervisor believes that a violation of this Code has occurred or

1

receives a report of a violation, he or she must immediately contact the Compliance Officer or the Audit Committee of the Safeguard Board.

Procedures for Reporting Policy Violations - If an employee believes that he or she has been retaliated against (including threatened or harassed) in violation of this Code, he or she should immediately report the retaliation either to his or her immediate supervisor (who in turn is responsible for informing the Compliance Officer of such report) or to the Compliance Officer in accordance with the contact procedures for the Compliance Officer set forth above. In connection with retaliation related to complaints or concerns regarding accounting, internal accounting controls or audit matters, any retaliation in violation of this Code must be reported to the Compliance Officer, the Audit Committee of the Safeguard Board or through our external reporting system, MySafeWorkplace, in accordance with the contact procedures set forth above. Once an employee reports retaliation prohibited by this Code, the Company will promptly investigate the matter in accordance with the procedures described in Article X of this Code.

XII.	Waivers

Requests for a waiver of a provision of the Code must be submitted in writing to the Compliance Officer or the Audit Committee of the Safeguard Board for appropriate review, and the Compliance Officer or the Audit Committee of the Safeguard Board will decide the outcome. For conduct involving directors and executive officers, only the Audit Committee of the Safeguard Board has the authority to waive a provision of the Code. The Audit Committee of the Safeguard Board must review and approve any “related party” transaction as defined in Item 404 of Regulation S-K, promulgated by the SEC, before it is consummated. In the event of an approved waiver involving the conduct of a director or executive officer, appropriate and prompt disclosure must be made to the Company’s shareholders as required by the SEC or other regulation or by applicable listing standards of the principal exchange or interdealer quotation system on which the Company’s common stock is listed.

Statements in the Code to the effect that certain actions may be taken only with “the Company’s approval” or that certain items will be “designated by the Company” will be interpreted to mean that appropriate executive officers of Safeguard Scientifics, Inc. or members of the Safeguard Board must give prior written approval or make such designation before the proposed action may be undertaken or the proposed designation may be made.

Violations of the Special Ethics Guidelines for the Chief Executive Officer and employees with financial reporting responsibilities contained in this Code that go unaddressed are treated by the SEC as implicit waivers of this Code. Accordingly, any violation that is discovered and not addressed will have to be disclosed in accordance with the rules and regulations of the SEC and applicable listing standards with respect to a waiver of this Code. In such cases, the applicable SEC rules will require disclosure of the nature of any violation, the date of the violation and the name of the person who committed the violation. Such disclosure would not only be harmful to the Company, but also to an individual either as one who is responsible for monitoring the enforcing compliance with this Code or as one who has violated it. In either case, depending on the nature of the violation, an individual may be dismissed or his or her duties and responsibilities with the Company may be changed.

XIII.	Compliance

Adherence to Code; Disciplinary Action - All Company Personnel have a responsibility to understand and follow this Code. In addition, all Company Personnel are expected to perform their work with honesty and integrity in all areas not specifically addressed in this Code. A violation of this Code may result in appropriate disciplinary action, including the possible termination from employment with the Company.

Communications; Training; Annual Certification - The Company strongly encourages dialogue among employees and their supervisors to make everyone aware of situations that give rise to ethical questions and to articulate acceptable ways of handling those situations. Company employees will receive periodic training on the contents and importance of the Code and related policies and the manner in which violations must be reported and waivers must be requested. All Company Personnel must certify that they have read this Code and to the best of their knowledge are in compliance with all its provisions. In addition, each director, officer and other managerial

1

employee of the Company, as may be designated by the Company from time to time, has an obligation to annually certify that he or she has reviewed this Code with his or her subordinates. Forms of these certifications are attached to this Code as Appendices I and II.

Responsibility of Senior Employees - All Company officers and other managerial employees will be responsible for the enforcement of, and compliance with, this Code, including necessary distribution to assure Company employee knowledge and compliance. Directors, officers and other managerial employees are expected to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Managerial employees may be disciplined if they condone misconduct, do not report misconduct, do not take reasonable measures to detect misconduct, or do not demonstrate the appropriate leadership to insure compliance.

XIV.	Related Policies; Enforceable by Company Only

This Code should be read in conjunction with Safeguard’s other policy statements, including but not limited to the Statement of Company Policy on Insider Trading and Disclosure. This Code is for the benefit of the Company, and no other person or entity is entitled to enforce this Code. This Code does not, and should not be interpreted to, create any private cause of action or remedy in any other person or entity for a violation of the Code. In addition, this Code should not be construed as a contract of employment and does not change any person's employment status.

Adopted:     April 8, 2004
Last Approved: November 5, 2019

APPENDIX I

INITIAL CODE OF BUSINESS CONDUCT AND ETHICS DISCLOSURE STATEMENT

As a director, officer or other employee of Safeguard Scientifics, Inc. (“Company”), I have read and understand the Company’s Code of Business Conduct and Ethics (“Code”), and I hereby affirm my agreement to comply with its terms. I hereby certify as follows:

1.	I have received a copy of the Code.

2.	I have read, understand and agree to comply with the Code.

3.
I am currently in compliance and, as applicable, members of my family are in compliance, with the terms of the Code and all obligations imposed by it, except as disclosed to the Compliance Officer or as otherwise disclosed in accordance with the procedures contained in Article X of the Code.

4.
I am not aware of any conduct on the part of any person associated with the Company that may constitute a violation of the Code, except with respect to any matters that I may have disclosed to the Compliance Officer or otherwise disclosed in accordance with the procedures contained in Article X of the Code.

5.
I understand that none of the benefits, policies, programs, procedures or statements in the Code are intended to confer any rights or privileges upon me or entitle me to be or remain an employee of the Company. I am aware that the Code is not a contract and is subject to change at any time, without notice, at the sole discretion of the Company.

I understand that all Disclosure Statements may be available to the Compliance Officer, the Company’s Board of Directors, and internal and external legal counsel. Such information shall otherwise be held in confidence in accordance with Article X of the Code.

1

Each person signing a Disclosure Statement is responsible for keeping his/her Disclosure Statement current. These statements will be kept in Safeguard’s Legal Department.

____________________________
Signature

____________________________
Name

____________________________
Date

APPENDIX II

ANNUAL CODE OF BUSINESS CONDUCT AND ETHICS DISCLOSURE STATEMENT

As a director, officer or other employee of Safeguard Scientifics, Inc. (“Company”), I have read and understand the Company’s Code of Business Conduct and Ethics (“Code”), and I hereby reaffirm my agreement to comply with its terms. With respect to the last 12 months, I hereby certify as follows:

1.
I have complied and, as applicable, members of my family have complied, with the terms of the Code and all obligations imposed by it, except as disclosed to the Compliance Officer or as otherwise disclosed in accordance with the procedures contained in Article X of the Code.

2.
I have reviewed the Code with my subordinates and I am not aware of any conduct on the part of any person associated with the Company that may constitute a violation of the Code, except with respect to any matters that I may have disclosed to the Compliance Officer or otherwise disclosed in accordance with the procedures contained in Article X of the Code.

3.
I understand that none of the benefits, policies, programs, procedures or statements in the Code are intended to confer any rights or privileges upon me or entitle me to be or remain an employee of the Company. I am aware that the Code is not a contract and is subject to change at any time, without notice, at the sole discretion of the Company.

I understand that all Disclosure Statements may be available to the Compliance Officer, the Company’s Board of Directors, and internal and external legal counsel. Such information shall otherwise be held in confidence except in accordance with Article X of the Code.

Each person signing a Disclosure Statement is responsible for keeping his/her Disclosure Statement current. These statements will be kept in Safeguard’s Legal Department.

____________________________
Signature

____________________________
Name

____________________________
Date

1